Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Amendment No. 1 to Form F-10 of Aurinia Pharmaceuticals Inc. of our report dated May 14, 2015 relating to the restated consolidated financial statements of Aurinia Pharmaceuticals Inc., which appears in Aurinia Pharmaceutical Inc.’s Annual Report on Form 40-F/A (Amendment No. 1).

We also consent to the reference to us under the heading “Interests of Experts” which appears in the Annual Information Form incorporated by reference in this registration statement on Amendment No. 1 to Form F-10.

“PricewaterhouseCoopers LLP”

Chartered Professional Accountants

Edmonton, Alberta

October 16, 2015